THE HANOVER INSURANCE GROUP

COMPLETES ACQUISITION OF AIX HOLDINGS, INC.

—Added Program and Alternative Risk Transfer Capabilities Further Expand Company’s Specialty Offerings—

—Will Create Growth Opportunities for Partner Agents—

WORCESTER, Mass. (December 1, 2008) – The Hanover Insurance Group, Inc. (NYSE: THG), a leading super regional property and casualty company, announced today that it has completed the previously announced acquisition of AIX Holdings, Inc.

Windsor, Conn.-based AIX Holdings is a specialty property and casualty insurer that underwrites and manages program business, utilizing alternative risk transfer techniques. AIX Holdings has developed general liability, workers’ compensation, property, and auto liability programs for a range of well-defined, under-served markets where there are specialty coverage or risk management needs.

“We are pleased to add AIX Holdings’ specialized program business and alternative risk transfer capabilities to our already strong commercial lines portfolio,” said Frederick H. Eppinger, chief executive officer of The Hanover. “This acquisition is the latest of many investments we have made in people, products and technology over the past five years, greatly expanding the capabilities we provide to our agent partners, and helping them to grow their businesses as we grow our own.”

Eppinger added that, through AIX Holdings, The Hanover will be able to meet the growing needs of agent partners, who increasingly are looking to specialize in distinct market segments and deliver more program solutions. AIX Holdings is one of the very best carriers serving this market, offering innovative, well managed and disciplined underwriting, with world class operations and technology, and one of the most experienced and respected management teams in the business, he said.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agents and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

About AIX Holdings

AIX Holdings, an insurance holding company with executive offices in Windsor, Conn., was founded in 2005 by five insurance industry veterans, Bob Schultz, Ron Ganiats, Mark Green, Ron Mairano and Russ Renvyle, in conjunction with Sterling Capital Partners. AIX Group was formed to fill a need in the under-served market of specialty program insurance business. This sector includes traditional first dollar programs, risk retention groups, rent-a-captive facilities, group and association captives and hybrid collateral structures. The company had gross written premiums of $85 million in 2007, and has an “A-” (Excellent) rating with A.M. Best Company. AIX Holdings employs approximately 150 people in four locations.

Contact Information

Investors:	Media:
Sujata Mutalik	Michael F. Buckley
E-mail: smutalik@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-3457	1-508-855-3099